As filed with the Securities and Exchange Commission on August 27, 2020.

Securities Act File No. 333-236644

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 1	☒

COLUMBIA FUNDS SERIES TRUST

(Exact Name of Registrant as Specified in Charter)

225 Franklin Street,

Boston, Massachusetts 02110

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (800) 345-6611

Christopher O. Petersen, Esq. c/o Columbia Management Investment Advisers, LLC 225 Franklin Street Boston, Massachusetts 02110	Ryan C. Larrenaga, Esq. c/o Columbia Management Investment Advisers, LLC 225 Franklin Street Boston, Massachusetts 02110

(Name and Address of Agents for Service)

With a copy to:

Deborah Bielicke Eades

Vedder Price P.C.

222 North LaSalle Street

Chicago, Illinois 60601

The Combined Information Statement/Prospectus and Statement of Additional Information filed as Parts A and B, respectively, in Pre-Effective Amendment No. 1 to Registrant’s Form N-14/A (File No. 333-236644) that was declared effective with the Commission under the Securities Act of 1933, as amended, on April 16, 2020 (Accession Number 0001193125-20-105470) constitute Part A and Part B of this Post-Effective Amendment No. 1 and are incorporated herein by reference.

This Post-Effective Amendment relates solely to Class A, Class Adv, Class C, Class Inst, Class Inst2, Class Inst3 and Class R shares of the Columbia Select Mid Cap Value Fund, a series of the Registrant. This amendment is being filed for the sole purpose of adding to Part C of the Registration Statement the executed tax opinion of Vedder Price P.C. supporting the tax matters discussed in the Combined Information Statement/Prospectus.

COLUMBIA FUNDS SERIES TRUST

PART C

OTHER INFORMATION

PART C. OTHER INFORMATION

Item 15.	Indemnification

Article VII of the Registrant’s Declaration of Trust, as amended, provides that the Registrant shall indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, by reason of the fact that he or she is or was a trustee, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a trustee, director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines, settlements and other amounts incurred in connection with such proceeding, under specified circumstances, all as more fully set forth in the Declaration of Trust, which is filed as an exhibit to this registration statement.

Section 17(h) of the Investment Company Act of 1940 (“1940 Act”) provides that no instrument pursuant to which Registrant is organized or administered shall contain any provision which protects or purports to protect any trustee or officer of Registrant against any liability to Registrant or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.

In accordance with Section 17(h) of the 1940 Act, no trustee or officer has a right to indemnification under the Declaration of Trust for any liability by reason of willful misfeasance, bad faith, negligence, or reckless disregard of the duties involved in the conduct of his or her office.

Pursuant to the Distribution Agreement, Columbia Management Investment Distributors, Inc. agrees to indemnify the Registrant, its officers and trustees against claims, demands, liabilities and expenses under specified circumstances, all as more fully set forth in the Registrant’s Distribution Agreement, which has been filed as an exhibit to the registration statement.

The Registrant may be party to other contracts that include indemnification provisions for the benefit of the Registrant’s trustees and officers.

The trustees and officers of the Registrant and the personnel of the Registrant’s investment adviser and principal underwriter are insured under an errors and omissions liability insurance policy. Registrant’s investment adviser, Columbia Management Investment Advisers, LLC, maintains investment advisory professional liability insurance to insure it, for the benefit of Registrant and its non-interested trustees, against loss arising out of any effort, omission, or breach of any duty owed to Registrant or any series of Registrant by Columbia Management Investment Advisers, LLC.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant’s organizational instruments or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and, therefore, is unenforceable.

Item 16.	Exhibits

(1)	(a) Certificate of Trust dated October 22, 1999, is incorporated by reference to Post-Effective Amendment No. 1 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (a)(1)), filed on February 10, 2000.

(1)	(b) Certificate of Amendment of Certificate of Trust dated September 21, 2005, is incorporated by reference to Post-Effective Amendment No. 41 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (a)(2)), filed on November 21, 2005.

(1)	(c) Second Amended and Restated Declaration of Trust dated March 2, 2011, is incorporated by reference to Post-Effective Amendment No. 90 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (a)(3)), filed on March 30, 2011.

(1)	(d) Third Amended and Restated Declaration of Trust dated February 10, 2016, is incorporated by reference to Post-Effective Amendment No. 156 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (a)(4)), filed on June 27, 2016.

(2)	Not applicable.

(3)	Not applicable.

(4)	Agreement and Plan of Reorganization is incorporated by reference to Registration Statement No. 333-236644 of the Registrant on Form N-14, filed on February 26, 2020.

(5)	Articles III and VII of Registrant’s Second Amended and Restated Declaration of Trust dated March 2, 2011 define the rights of holders of securities being registered.

(6)	(a)(i) Management Agreement (amended and restated), dated April 25, 2016, between Columbia Management Investment Advisers, LLC, the Registrant, Columbia Funds Series Trust II and Columbia Funds Variable Series Trust II is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (d)(1)), filed on April 28, 2016.

(6)	(a)(ii) Schedule A and Schedule B, effective July 1, 2019, to the Management Agreement (amended and restated), dated April 25, 2016, between Columbia Management Investment Advisers, LLC, the Registrant, Columbia Funds Series Trust II and Columbia Funds Variable Series Trust II, are incorporated by reference to Post-Effective Amendment No. 184 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (d)(1)(i)), filed on July 29, 2019.

(6)	(a)(iii) Form of Schedule A and Schedule B to the Management Agreement (amended and restated), dated April 25, 2016, between Columbia Management Investment Advisers, LLC, the Registrant, Columbia Funds Series Trust II and Columbia Funds Variable Series Trust II, is incorporated by reference to Registration Statement No. 333-236644 of the Registrant on Form N-14, filed on February 26, 2020.

(6)	(b)(i) Amended and Restated Subadvisory Agreement, dated June 11, 2008, last amended January 16, 2013, between RiverSource Investments, LLC, now known as Columbia Management Investment Advisers, LLC, and Threadneedle International Limited, is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (d)(27)), filed on May 15, 2014.

(6)	(b)(ii) Amendment No. 6, as of November 1, 2018, to Amended and Restated Subadvisory Agreement, dated June 11, 2008, last amended January 16, 2013, between Columbia Management Investment Advisers, LLC and Threadneedle International Limited, is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (d)(7)(i)), filed on June 27, 2019.

(7)	(a)(i) Amended and Restated Distribution Agreement between Columbia Management Investment Distributors, Inc. and the Registrant, dated March 1, 2016, is incorporated by reference to Post-Effective Amendment No. 149 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (e)(1)), filed on March 31, 2016.

(7)	(a)(ii) Restated Schedule I, as of July 1, 2019, and Schedule II, as of September 7, 2010, to the Amended and Restated Distribution Agreement between Columbia Management Investment Distributors, Inc. and the Registrant, dated March 1, 2016, are incorporated by reference to Post-Effective Amendment No. 182 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (e)(1)(i)), filed on June 27, 2019.

(7)	(b) Form of Mutual Fund Sales Agreement is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (e)(2)), filed on June 27, 2019.

(8)	Deferred Compensation Plan, adopted as of December 31, 2011, is incorporated by reference to Post-Effective Amendment No. 52 to the Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (f)), filed on February 24, 2012.

(9)	(a) Second Amended and Restated Master Global Custody Agreement between each of the funds listed on Schedule A thereto and JPMorgan Chase Bank, N.A., is incorporated by reference to Post-Effective Amendment No. 93 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (g)(3)), filed on May 27, 2011.

(9)	(b) Side letter (related to the China Connect Service on behalf of Columbia Overseas Value Fund), dated March 6, 2018, to the Second Amended and Restated Master Global Custody Agreement with JP Morgan Chase Bank, N.A., dated March 7, 2011, is incorporated by reference to Post-Effective Amendment No. 318 to Registration Statement No. 2-99356 of Columbia Funds Series Trust I on Form N-1A (Exhibit (g)(5)), filed on March 29, 2018.

(9)	(c) Addendum, effective April 1, 2016, to the Second Amended and Restated Master Global Custody Agreement with JP Morgan Chase Bank, N.A., dated March 7, 2011, is incorporated by reference to Post-Effective Amendment No. 297 to Registration Statement No. 2-99356 of Columbia Funds Series Trust I on Form N-1A (Exhibit (g)(7)), filed on May 30, 2017.

(10)	(a)(i) Shareholder Servicing and Distribution Plan for Registrant’s Class A Shares is incorporated by reference to Post-Effective Amendment No. 68 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (m)(1)), filed on July 29, 2008.

(10)	(a)(ii) Restated Exhibit I to Shareholder Servicing and Distribution Plan for Registrant’s Class A Shares, effective July 1, 2019, is incorporated by reference to Post-Effective Amendment No. 182 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (m)(1)(i)), filed on June 27, 2019.

(10)	(b)(i) Distribution Plan for Classes C and R of the Registrant, effective December 15, 2018, is incorporated by reference to Post-Effective Amendment No. 180 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (m)(2)), filed on May 24, 2019.

(10)	(b)(ii) Exhibit I to Distribution Plan for Classes C and R of the Registrant, effective July 1, 2019, is incorporated by reference to Post-Effective Amendment No. 182 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (m)(2)(i)), filed on June 27, 2019.

(10)	(c) Shareholder Servicing Plan for Class C of the Registrant, effective July 1, 2019, is incorporated by reference to Post-Effective Amendment No. 182 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (m)(3)), filed on June 27, 2019.

(10)	(d)(i) Shareholder Servicing Plan Implementation Agreement between Registrant and Columbia Management Investment Distributors, Inc. is incorporated by reference to Post-Effective Amendment No. 82 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (m)(4)), filed on May 28, 2010.

(10)	(d)(ii) Restated Schedule I, dated June 12, 2019, to Shareholder Servicing Plan Implementation Agreement between the Registrant, Columbia Funds Series Trust I and Columbia Management Investment Distributors, Inc. is incorporated by reference to Post-Effective Amendment No. 184 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (m)(4)(i)), filed on July 29, 2019.

(10)	(e)(i) Shareholder Servicing Plan for Registrant’s Class V shares (formerly known as Class T shares), amended and restated as of June 21, 2017, is incorporated by reference to Post-Effective Amendment No. 168 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (m)(5)), filed on July 28, 2017.

(10)	(e)(ii) Shareholder Servicing Plan Implementation Agreement for Registrant’s Class V shares (formerly known as Class T shares), amended and restated as of June 21, 2017, between the Registrant and Columbia Management Investment Distributors, Inc. is incorporated by reference to Post-Effective Amendment No. 168 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (m)(6)), filed on July 28, 2017.

(10)	(e)(iii) Schedule I, effective June 21, 2017, to Shareholder Servicing Plan Implementation Agreement for Registrant’s Class V shares (formerly known as Class T shares), amended and restated as of June 21, 2017, between the Registrant and Columbia Management Investment Distributors, Inc., is incorporated by reference to Post-Effective Amendment No. 168 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (m)(6)(i)), filed on July 28, 2017.

(10)	(f) Rule 18f – 3 Multi-Class Plan, amended and restated as of June 19, 2019, is incorporated by reference to Post-Effective Amendment No. 182 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (n)), filed on June 27, 2019.

(11)	Opinion and consent of Seward & Kissel LLP as to the legality of the securities being registered, is incorporated by reference to Registration Statement No. 333-236644 of the Registrant on Form N-14, filed on February 26, 2020.

(12)	Opinion and consent of Vedder Price P.C. supporting the tax matters discussed in the Combined Information Statement/Prospectus is filed herewith.

(13)	(a)(i) Amended and Restated Transfer and Dividend Disbursing Agent Agreement between Columbia Management Investment Services Corp., and the Registrant, dated March 1, 2016, is incorporated by reference to Post-Effective Amendment No. 164 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (h)(1)), filed on May 30, 2017.

(13)	(a)(ii) Schedule A and Schedule B, effective July 1, 2019, to the Amended and Restated Transfer and Dividend Disbursing Agent Agreement by and between the Registrant and Columbia Management Investment Services Corp., dated as of March 1, 2016, are incorporated by reference to Post-Effective Amendment No. 184 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (h)(1)(i)), filed on July 29, 2019.

(13)	(b)(i) Amended and Restated Fee Waiver and Expense Cap Agreement, effective July 1, 2016, between Columbia Management Investment Advisers, LLC, the Registrant, Columbia Funds Series Trust II and Columbia Funds Variable Series Trust II, is incorporated by reference to Post-Effective Amendment No. 145 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (h)(5)), filed on June 27, 2016.

(13)	(b)(ii) Schedule A, as of July 1, 2019, to the Amended and Restated Fee Waiver and Expense Cap Agreement, effective July 1, 2016, by and among Columbia Management Investment Advisers, LLC, Columbia Management Investment Distributors, Inc., Columbia Management Investment Services Corp., the Registrant, Columbia Funds Series Trust II and Columbia Funds Variable Series Trust II, is incorporated by reference to Post-Effective Amendment No. 184 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (h)(2)(i)), filed on July 29, 2019.

(13)	(c) Agreement and Plan of Reorganization dated December 20, 2010, is incorporated by reference to Post-Effective Amendment No. 2 to Registration Statement No. 333-170369 of the Registrant on Form N-14 (Exhibit (4)), filed on July 22, 2011.

(13)	(d) Agreement and Plan of Reorganization dated October 9, 2012, is incorporated by reference to Post-Effective Amendment No. 117 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (h)(9)), filed on May 30, 2013.

(13)	(e) Agreement and Plan of Reorganization, dated December 17, 2015, is incorporated by reference to Registration Statement No. 333-208706 of the Registrant on Form N-14 (Exhibit (4)), filed on December 22, 2015.

(13)	(f) Amended and Restated Credit Agreement as of December 5, 2017, is incorporated by reference to Post-Effective Amendment No. 328 to Registration Statement No. 2-99356 of Columbia Funds Series Trust I on Form N-1A (Exhibit (h)(7)), filed on May 29, 2018.

(13)	(g)(i) Master Inter-Fund Lending Agreement, dated May 1, 2018, is incorporated by reference to Post-Effective Amendment No. 179 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (h)(11)), filed on May 25, 2018.

(13)	(g)(ii) Schedule A and Schedule B, effective July 1, 2019, to the Master Inter-Fund Lending Agreement, dated May 1, 2018, is incorporated by reference to Post-Effective Amendment No. 184 to Registration Statement No. 333-89661 of the Registrant on Form N-1A (Exhibit (h)(8)(i)), filed on July 29, 2019.

(13)	(h) Code of Ethics adopted under Rule 17j-1 for Registrant, effective March 2019, is incorporated by reference to Post-Effective Amendment No. 68 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (p)(1)), filed on April 26, 2019.

(13)	(i) Ameriprise Global Asset Management Personal Trading Account Dealing and Code of Ethics Policy, effective December 2018, is incorporated by reference to Post-Effective Amendment No. 345 to Registration Statement No. 2-99356 of Columbia Funds Series Trust I on Form N-1A (Exhibit (p)(2)), filed on February 15, 2019.

(14)	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP), dated April 13, 2020, is incorporated by reference to Pre-Effective Amendment No. 1 to Registration Statement No. 333-236644 of the Registrant on Form N-14 (Exhibit (14)), filed on April 14, 2020.

(15)	Not applicable.

(16)	Trustees Power of Attorney to sign Registration Statement and all amendments, is incorporated by reference to Registration Statement No. 333-236644 of the Registrant on Form N-14, filed on February 26, 2020.

(17)	Not applicable.

Item 17.	Undertakings

(1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 has been signed on behalf of the Registrant, in the City of Minneapolis and State of Minnesota, on the 27th day of August, 2020.

COLUMBIA FUNDS SERIES TRUST

By:	/S/ Christopher O. Petersen
Name:	Christopher O. Petersen
Title:	President

As required by the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 has been signed by the following persons in the capacities indicated on the 27th day of August, 2020.

Signature	Capacity	Signature	Capacity

/s/ Christopher O. Petersen Christopher O. Petersen	President (Principal Executive Officer)	/s/ Brian J. Gallagher* Brian J. Gallagher	Trustee

/s/ Michael G. Clarke Michael G. Clarke	Chief Financial Officer (Principal Financial Officer) and Senior Vice President	/s/ Anthony M. Santomero* Anthony M. Santomero	Trustee

/s/ Joseph Beranek Joseph Beranek	Treasurer and Chief Accounting Officer (Principal Accounting Officer)	/s/ Minor M. Shaw* Minor M. Shaw	Trustee

/s/ Catherine James Paglia* Catherine James Paglia	Chair of the Board	/s/ William F. Truscott* William F. Truscott	Trustee

/s/ George S. Batejan* George S. Batejan	Trustee	/s/ Sandra Yeager* Sandra Yeager	Trustee

/s/ Kathleen A. Blatz* Kathleen A. Blatz	Trustee

/s/ Pamela G. Carlton* Pamela G. Carlton	Trustee

/s/ Patricia M. Flynn* Patricia M. Flynn	Trustee

*	By:	/s/ Christopher O. Petersen
	Name:	Christopher O. Petersen** Attorney-in-fact

**

Executed by Christopher O. Petersen on behalf of each of the Trustees pursuant to a Power of Attorney incorporated by reference to the Registration Statement of the Registrant on Form N-14, filed with the Commission on February 26, 2020.

EXHIBIT INDEX

Exhibit No.	Description

(12)	Opinion and consent of Vedder Price P.C. supporting the tax matters discussed in the Combined Information Statement/Prospectus.